                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                         Contact: Kos Pharmaceuticals, Inc.
                                                       Constance Bienfait
                                                       Executive Director
                                                       Corporate Communications
                                                       (305) 523-3658

            KOS ANNOUNCES SECOND CONSECUTIVE QUARTER OF PROFITABILITY
                     AND REPORTS EARNINGS PER SHARE OF $0.35

FINANCIAL HIGHLIGHTS
         -        FIRST QUARTER EARNINGS OF $12.7 MILLION
         -        FIRST QUARTER REVENUE INCREASED 101% TO A RECORD $68.3 MILLION
         -        CASH GENERATION OF $11.1 MILLION; REDUCED DEBT BY $4 MILLION
         -        IMPROVED OVERALL GROSS MARGIN BY 5 PERCENTAGE POINTS
         - STRONG QUARTERLY RESULTS IMPROVE FULL YEAR OUTLOOK; COMPANY NOW EXPECTS TO EARN $0.65- $0.75 PER SHARE

         MIAMI, FL, May 6, 2003 -- Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the first quarter ended March 31, 2003.

         For the first quarter of 2003, revenue increased 101% to a record $68.3 million, up from $33.9 million for the first quarter of 2002. The significant increase reflected solid growth of its lead product, Niaspan(R) and its second-launched cholesterol product, Advicor(TM), as well as a one-time revenue benefit resulting from a change in accounting estimate related to the Company's product return expectations. Sales of Niaspan grew 78% from the first quarter of 2002 and accounted for $53.0 million of revenue for the first quarter of 2003, while Advicor, celebrating its first anniversary on the market, accounted for $15.3 million of revenue, a 273% increase from $4.1 million in the first quarter of 2002. More than 162,000 total prescriptions were written for Advicor during the quarter, and 923,000 for Niaspan. Total prescriptions for the combined Niaspan and Advicor franchise grew 36% from the comparable period in 2002 or six times greater than the overall cholesterol market.

         Revenue in the first quarter of 2003 included approximately $11 million of net revenue from 2002 that was not recognized during 2002 because of the Company's previous return risk expectations. Kos' previous return risk expectations were based on its limited product return experience given the early stage nature of the products and of the Company. Accordingly, Kos established a specific return risk estimate based on certain inventory levels that determined the amount of revenue that could be recorded during a given period. As a result of the significant history of minimal returns for both products since their introduction, Kos, in accordance with Generally Accepted Accounting Principles
(GAAP), believes it now appropriate to revise such return risk estimates to reflect the historically low return pattern. Such revised risk estimate is also consistent with general pharmaceutical industry norms. Had the Company maintained its previous product return risk estimates for recording revenue, the Company still would have recognized a strong increase in total revenue of 67% to about $57 million for the first quarter of 2003, with sales for Niaspan and Advicor accounting for $46 million and $11 million, respectively. Kos' management believes that the financial results the Company would have achieved without the change in product return risk estimates is meaningful to investors because it provides a consistent comparison with prior period results.


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Kos Pharmaceuticals, Inc.                                                      2

         The Company recorded its second consecutive quarter of profitability, reporting net income of $12.7 million for the first quarter of 2003, or $0.35 per fully diluted share, compared with a net loss of $16.2 million, or $0.79 per share, for the same period in 2002. Excluding the effect of the change in product return estimates described previously, the Company still would have recorded better than expected results by reporting a profit, with $2.2 million in net income or $0.08 per fully diluted share for the quarter ended March 31, 2003. Additionally, the Company showed strong gains with respect to overall gross margin, achieving a record 94% in the quarter, an increase of 5 percentage points from the first quarter in 2002. During the quarter, the Company improved its financial position by adding $11.1 million in cash from operations and by reducing debt by $4 million. As of March 31, 2003, the Company had $76 million of cash and available credit. Of this amount, $26 million was cash, including monies pledged as collateral for the Company's letters of credit.

         "Our financial performance this quarter, and specifically our sustained profitability, demonstrate our continued ability to deliver superior financial results," said Adrian Adams, President and Chief Executive Officer. "During the quarter, we generated strong gains in sales and gross margins, contributing to the second consecutive quarter of bottom line profitability, a quarter in which we made measured investments in research and development and sales and marketing. While our 2003 initiatives include plans to further expand the sales force and make R&D investments to fortify our pipeline, we are confident that we will generate our first full year of profitability derived from operating activities in 2003."

         As a result of the one-time benefit resulting from a change in accounting estimate during the first quarter of 2003, Kos now projects that revenue for 2003 will increase about 60% from 2002, with an expected decrease in the second quarter from reported net revenue in the first quarter. Additionally, as a result of the better than expected performance in the first quarter of 2003 and the increased revenue expectation, the Company is enhancing its overall profitability outlook and now expects to earn between $0.65 - $0.75 per share on a full year basis in 2003, notwithstanding the additional investments the Company plans to make in sales force expansion and research and development.

         "From a financial perspective, we showed excellent gains in earnings and fortified our balance sheet," said Christopher P. Kiritsy, Senior Vice President and Chief Financial Officer. "Our products continue to show solid revenue growth and have experienced negligible returns from customers. Based on this substantial product return experience, we have adjusted our product return estimates to properly reflect our low return risk exposure. We also expect that this change will help investors by simplifying how revenue is booked in the future."

         During the first quarter of 2003, several meaningful research and development milestones were also achieved. In March, the results of the ADVOCATE safety and efficacy study were published in the American Journal of Cardiology. Specifically, the ADVOCATE results demonstrated that Advicor's efficacy in lowering LDL was comparable to the two leading statin drugs, but far superior than the statins in modulating all other lipid parameters. Also in March, results from a pivotal Advicor trial were published in Clinical Cardiology, highlighting the safety and efficacy of several doses of Advicor in patients with dyslipidemia.

         During the quarter, the Company had a significant presence at the American College of Cardiology (ACC) scientific sessions. At this important session, held in March, Kos presented results from the IMPACT phase IV safety study, which showed that Advicor is safe and tolerable across dose


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Kos Pharmaceuticals, Inc.                                                      3

ranges up to 1000/40 mg in patients who principally had elevated LDL cholesterol and elevated triglycerides. Also at this ACC event, additional data from the Coronary Drug Project were presented, showing that niacin's effect on clinical outcomes was similar or better in patients with metabolic syndrome as compared to those without metabolic syndrome. "The data presented at the ACC, combined with the recently published results of ADVOCATE, are expected to increase the medical awareness of the powerful utility of therapies treating multiple lipid disorders and further fuel the growth of Niaspan and Advicor," concluded Adams.

         Following the release, Kos' senior management will host a conference call at 10:00 a.m. ET to discuss the Company's quarterly results. The conference call will be available live via the Internet by accessing Kos' website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 719-457-2625, confirmation code 491454. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 491454 from 1:30 PM ET until 12:00 midnight ET on Thursday, May 8, 2003. You will find the financial information to be discussed during the conference call on Kos' website in the Investor Relations section.

         Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company's principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

         Certain statements in this press release, including statements regarding the continued growth in sales of Niaspan and Advicor, and our expectations regarding revenue in future periods, operating expense, earnings, ability to remain profitable on a full year basis, the success of our clinical studies for Niaspan and Advicor, and our ability to grow the sales force and our ability to expand research and development are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the market acceptance of the Advicor product, the expected continued growth in sales of the Niaspan product, the ability of Kos to build awareness for Advicor within the medical community, the ability of the Company to generate increasing sales of Advicor without diminishing the sales of Niaspan, the Company's ability to attract and retain sales professionals, the Company's ability to grow revenue and control expenses, the Company's ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company's patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the "Forward-Looking Information: Certain Cautionary Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other reports already filed with the SEC.


                               - Table to Follow -

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Kos Pharmaceuticals, Inc.                                                 Page 4

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY

                         SELECTED FINANCIAL INFORMATION

                                                                          Three Months Ended
                                                                               March 31,
                                                                     ----------------------------
                                                                       2003                2002
                                                                     --------            --------
                                                                              (unaudited)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
     Revenues                                                        $ 68,275 (1)        $ 33,886
     Cost of Sales                                                      4,242               3,629
                                                                     --------            --------

                                                                       64,033              30,257
                                                                     --------            --------
     Operating Expenses:
        Research and development                                       11,625              13,093
        Selling, general and administrative                            38,979              32,444
                                                                     --------            --------
           Total operating expenses                                    50,604              45,537
                                                                     --------            --------
     Income (Loss) from Operations                                     13,429             (15,280)

     Interest and Other (Income)/Expense                                  779                 935
                                                                     --------            --------
     Net Income (Loss)                                               $ 12,650            $(16,215)
                                                                     ========            ========

     Net Income (Loss) per share:
        Basic                                                        $   0.61            $  (0.79)
        Diluted                                                      $   0.35               (0.79)

     Shares Used in Computing Net Income (Loss) per Share
        Basic                                                          20,803              20,461
        Diluted                                                        38,603              20,461

                                                                     March 31,         December 31,
                                                                       2003                2002
                                                                     ----------        ------------
CONDENSED CONSOLIDATED BALANCE SHEET                                (unaudited)
(in thousands)
     Cash and Cash Equivalents                                       $ 26,020 (2)        $ 19,572 (2)
     Accounts Receivable, net                                          26,955              24,088
     Other Current Assets                                              10,438              11,821
     Fixed Assets, net of depreciation                                 12,627              12,528
     Other Assets                                                       2,469               1,432
                                                                     --------            --------

        Total assets                                                 $ 78,509            $ 69,441
                                                                     ========            ========

     Current Liabilities                                             $108,980            $110,125
     Long-term debt                                                    30,010              34,025
     Shareholders' Deficit                                            (60,481)            (74,709)
                                                                     --------            --------

        Total liabilities and shareholders' deficit                  $ 78,509            $ 69,441
                                                                     ========            ========

----------

Note:

(1) Includes the effect of a one-time $11 million revenue benefit resulting from a change in accounting estimate.
(2) Includes $17.1 million of cash pledged as collateral under the Company's letters of credit facility.

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